Securities and Exchange Commission

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO §240.13d-1(b), (c)

AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO §240.13d-2

(Amendment No. 2)*

BOX, INC.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

10316T104

(CUSIP Number)

December 31, 2017

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting persons’ initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP NUMBER 10316T104		Page 2 of 40 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Fund VIII, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,980,857* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,980,857* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,980,857* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.40%**
12.	Type of Reporting Person (see Instructions) PN

*	Represents shares of Class B common stock beneficially owned on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 3 of 40 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Fund VIII Partners, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,980,857#* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,980,857#* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,980,857#* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.40%**
12.	Type of Reporting Person (see Instructions) PN

#	All of these shares are held directly by Draper Fisher Jurvetson Fund VIII, L.P.
*	Represents shares of Class B common stock beneficially owned on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 4 of 40 Pages

1.	Names of Reporting Persons DFJ Fund VIII, Ltd.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,980,857#* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,980,857#* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,980,857#* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.40%**
12.	Type of Reporting Person (see Instructions) OO

#	All of these shares are held directly by Draper Fisher Jurvetson Fund VIII, L.P.
*	Represents shares of Class B common stock beneficially owned on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 5 of 40 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Partners VIII, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 66,238* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 66,238* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 66,238* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.05%**
12.	Type of Reporting Person (see Instructions) OO (limited liability company)

*	Represents shares of Class B common stock beneficially owned on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 6 of 40 Pages

1.	Names of Reporting Persons Draper Associates, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,170,740* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,170,740* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,170,740* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.96%**
12.	Type of Reporting Person (see Instructions) PN

*	Represents shares of Class B common stock beneficially owned on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 7 of 40 Pages

1.	Names of Reporting Persons Draper Associates, Inc.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,170,740#* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,170,740#* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,170,740#* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.96%**
12.	Type of Reporting Person (see Instructions) CO

#	All of these shares are owned by Draper Associates, L.P.
*	Represents shares of Class B common stock beneficially owned on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 8 of 40 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Growth Fund 2006, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 556,218* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 556,218* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 556,218* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.46%**
12.	Type of Reporting Person (see Instructions) PN

*	Represents shares of Class B common stock beneficially owned on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 9 of 40 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 556,218#* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 556,218#* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 556,218#* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.46%**
12.	Type of Reporting Person (see Instructions) PN

#	All of these shares are held directly by Draper Fisher Jurvetson Growth Fund 2006, L.P.
*	Represents shares of Class B common stock beneficially owned on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 10 of 40 Pages

1.	Names of Reporting Persons DFJ Growth Fund 2006, Ltd.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 556,218#* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 556,218#* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 556,218#* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.46%**
12.	Type of Reporting Person (see Instructions) OO

#	All of these shares are held directly by Draper Fisher Jurvetson Growth Fund 2006, L.P.
*	Represents shares of Class B common stock beneficially owned on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 11 of 40 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Partners Growth Fund 2006, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 44,968* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 44,968* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 44,968* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.04%**
12.	Type of Reporting Person (see Instructions) OO (limited liability company)

*	Represents shares of Class B common stock beneficially owned on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 12 of 40 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Fund IX, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 932,112* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 932,112* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 932,112* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.76%**
12.	Type of Reporting Person (see Instructions) PN

*	Represents shares of Class B common stock beneficially owned on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 13 of 40 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Fund IX Partners, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 932,112#* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 932,112#* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 932,112#* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.76%**
12.	Type of Reporting Person (see Instructions) PN

#	All of these shares are held directly by Draper Fisher Jurvetson Fund IX, L.P.
*	Represents shares of Class B common stock beneficially owned on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 14 of 40 Pages

1.	Names of Reporting Persons DFJ Fund IX Ltd.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 932,112#* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 932,112#* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 932,112#* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.76%**
12.	Type of Reporting Person (see Instructions) OO

#	All of these shares are held directly by Draper Fisher Jurvetson Fund IX, L.P.
*	Represents shares of Class B common stock beneficially owned on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 15 of 40 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Partners IX, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 25,256* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 25,256* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,256* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.02%**
12.	Type of Reporting Person (see Instructions) OO (limited liability company)

*	Represents shares of Class B common stock beneficially owned on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 16 of 40 Pages

1.	Names of Reporting Persons Timothy C. Draper
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 1,853,251# (See Items 2 and 4)
	6.	Shared Voting Power 4,049,431## (See Items 2 and 4)
	7.	Sole Dispositive Power 1,853,251# (See Items 2 and 4)
	8.	Shared Dispositive Power 4,049,431## (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,902,682* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 4.65%**
12.	Type of Reporting Person (see Instructions) IN

#	Of these shares, 1,170,740 shares are directly held by Draper Associates, L.P., 644,644 are held directly by Mr. Draper, 21,778 shares are held directly by JABE, LLC (“JABE”) and 16,089 shares are held directly by the Draper Foundation. Mr. Draper is the President of Draper Associates, Inc., the general partner of Draper Associates L.P. and has sole investment and voting power. Mr. Draper is managing member of JABE and has sole investment and voting power. Mr. Draper is the President of the Draper Foundation and has sole investment and voting power. Of these shares, 1,815,384 represent Class A common stock and 37,867 of the shares represent Class B common stock held on December 31, 2017.
##	Of these shares, 2,980,857 shares are directly held by Draper Fisher Jurvetson Fund VIII, L.P., 66,238 shares are directly held by Draper Fisher Jurvetson Partners VIII, LLC, 932,112 shares are held directly held by Draper Fisher Jurvetson Fund IX, L.P., 25,256 shares are held directly by Draper Fisher Jurvetson Partners IX, LLC, and 44,968 shares are held by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC. All of these shares are Class B common stock.
*	Represents shares of Class A common stock and Class B common stock beneficially owned on December 31, 2017 as described in the footnotes above. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 17 of 40 Pages

1.	Names of Reporting Persons John H. N. Fisher
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 734,883†
	6.	Shared Voting Power 4,605,649# (See Items 2 and 4)
	7.	Sole Dispositive Power 734,883†
	8.	Shared Dispositive Power 4,605,649# (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,340,532* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 4.23%**
12.	Type of Reporting Person (see Instructions) IN

†	Represents shares of Class A common stock beneficially owned on December 31, 2017 through the John Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated 3/27/08 (“Fisher Trust”). Mr. Fisher is co-trustee of the Fisher Trust.
#	Of these shares, 2,980,857 shares are directly held by Draper Fisher Jurvetson Fund VIII, L.P., 66,238 shares are directly held by Draper Fisher Jurvetson Partners VIII, LLC, 932,112 shares are held directly by Draper Fisher Jurvetson Fund IX, L.P., 25,256 shares are held directly by Draper Fisher Jurvetson Partners IX, LLC, 556,218 shares are held directly by Draper Fisher Jurvetson Growth Fund 2006, L.P. and 44,968 shares are held directly by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC. All of these shares are Class B common stock.
*	Represents shares of Class A common stock and Class B common stock beneficially owned on December 31, 2017 as described in the footnotes above. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 18 of 40 Pages

1.	Names of Reporting Persons Stephen T. Jurvetson
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 696,365†
	6.	Shared Voting Power 4,049,431# (See Items 2 and 4)
	7.	Sole Dispositive Power 696,365†
	8.	Shared Dispositive Power 4,049,431# (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,745,796#* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 3.77%**
12.	Type of Reporting Person (see Instructions) IN

†	Represents shares of Class A common stock beneficially owned on December 31, 2017.
#	Of these shares, 2,980,857 shares are directly held by Draper Fisher Jurvetson Fund VIII, L.P., 66,238 are directly held by Draper Fisher Jurvetson Partners VIII, LLC, 932,112 shares are held by Draper Fisher Jurvetson Fund IX, L.P., 25,256 shares are held by Draper Fisher Jurvetson Partners IX, LLC, and 44,968 shares are held by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC. All of these shares are Class B common stock.
*	Represents shares of Class A common stock and Class B common stock beneficially owned on December 31, 2017 as described in the footnotes above. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 19 of 40 Pages

1.	Names of Reporting Persons Mark W. Bailey
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 5,803#
	6.	Shared Voting Power 601,186##* (See Items 2 and 4)
	7.	Sole Dispositive Power 5,803#
	8.	Shared Dispositive Power 601,186##* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 606,989##* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.50%**
12.	Type of Reporting Person (see Instructions) IN

#	Represents shares of Class A common stock beneficially owned on December 31, 2017 through the Bailey Family Trust UAD 8/31/10 (“Bailey Trust”). Mr. Bailey is co-trustee of the Bailey Trust.
##	Of these shares, 556,218 shares are directly held by Draper Fisher Jurvetson Growth Fund 2006, L.P., and 44,968 shares are directly held by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC.
*	Represents shares of Class B common stock beneficially owned on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

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CUSIP NUMBER 10316T104		Page 20 of 40 Pages

1.	Names of Reporting Persons Barry M. Schuler
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 21,441#†
	6.	Shared Voting Power 601,186##* (See Items 2 and 4)
	7.	Sole Dispositive Power 21,441#†
	8.	Shared Dispositive Power 601,186##* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 622,627##* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.51%**
12.	Type of Reporting Person (see Instructions) IN

†	Represents shares of Class A common stock beneficially owned on December 31, 2017.
#	Of these shares, 3,044 shares are held directly by The Meteor Group, LLC of which Mr. Schuler is the Managing Member and has sole investment and voting power. 18,397 of these shares are held individually by the Barry Martin Schuler and Tracy Strong Schuler 1998 Trust (“Schuler Trust”). Mr. Schuler is co-trustee of the Schuler Trust.
##	Of these shares, 556,218 shares are directly held by Draper Fisher Jurvetson Growth Fund 2006, L.P., and 44,968 shares are directly held by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC.
*	Represents shares of Class B common stock beneficially owned on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

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CUSIP NUMBER 10316T104		Page 21 of 40 Pages

1.	Names of Reporting Persons Randy Glein
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 184†#
	6.	Shared Voting Power 601,186##* (See Items 2 and 4)
	7.	Sole Dispositive Power 184†#
	8.	Shared Dispositive Power 601,186##* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 601,370##* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.49%**
12.	Type of Reporting Person (see Instructions) IN

†	Represents shares of Class A common stock beneficially owned on December 31, 2017.
#	These shares are held individually by the Glein Family Trust UAD 4/30/13 (“Glein Trust”). Mr. Glein is co-trustee of the Glein Trust.
##	Of these shares, 556,218 shares are directly held by Draper Fisher Jurvetson Growth Fund 2006, L.P., and 44,968 shares are directly held by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC.
*	Represents shares of Class B common stock held on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assures the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

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CUSIP NUMBER 10316T104		Page 22 of 40 Pages

1.	Names of Reporting Persons JABE, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 21,778* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 21,778* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 21,778* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.02%**
12.	Type of Reporting Person (see Instructions) OO (limited liability company)

*	Represents shares of Class B common stock held on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assures the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

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CUSIP NUMBER 10316T104		Page 23 of 40 Pages

1.	Names of Reporting Persons The Draper Foundation
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 16,089* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 16,089* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,089* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.01%**
12.	Type of Reporting Person (see Instructions) CO

*	Represents shares of Class B common stock held on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assures the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 24 of 40 Pages

1.	Names of Reporting Persons The Meteor Group, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,044* (See Items 2 and 4)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,044* (See Items 2 and 4)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,044* (See Items 2 and 4)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%**
12.	Type of Reporting Person (see Instructions) OO (limited liability company)

*	Represents shares of Class B common stock held on December 31, 2017. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
**	This percentage set forth on the cover sheet is calculated based upon 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assures the conversion of the Class B common stock held by the Reporting Person into Class A common stock.

13G
CUSIP NUMBER 10316T104		Page 25 of 40 Pages

Item 1(a)	Name of Issuer: Box, Inc.

Item 1(b)	Address of Issuer’s principal executive offices:

900 Jefferson Avenue

Redwood City, California 94063

Item 2. This Schedule 13G is filed on behalf of (i) Draper Fisher Jurvetson Fund VIII, L.P., a Cayman Islands exempted limited partnership; (ii) Draper Fisher Jurvetson Fund VIII Partners, L.P., a Cayman Islands exempted limited partnership; (iii) DFJ Fund VIII, Ltd., a Cayman Islands limited liability company; (iv) Draper Fisher Jurvetson Partners VIII, LLC, a California limited liability company; (v) Draper Associates, L.P., a California limited partnership; (vi) Draper Associates, Inc., a California corporation; (vii) Draper Fisher Jurvetson Growth Fund 2006, L.P., a Cayman Islands exempted limited partnership; (viii) Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P., a Cayman Islands exempted limited partnership; (ix) DFJ Growth Fund 2006, Ltd., a Cayman Islands limited liability company; (x) Draper Fisher Jurvetson Partners Growth Fund 2006, LLC, a California limited liability company; (xi) Draper Fisher Jurvetson Fund IX, L.P., a Cayman Islands exempted limited partnership; (xii) Draper Fisher Jurvetson Fund IX Partners, L.P., a Cayman Islands exempted limited partnership; (xiii) DFJ Fund IX, Ltd., a Cayman Islands limited liability company; (xiv) Draper Fisher Jurvetson Partners IX, LLC, a California limited liability company; (xv) Timothy C. Draper, a United States Citizen (“Draper”); (xvi) John H. N. Fisher, a United States citizen (“Fisher”); (xvii) Stephen T. Jurvetson, a United States citizen (“Jurvetson”); (xviii) Mark W. Bailey, a United States citizen (“Bailey”); (xix) Barry M. Schuler, a United States citizen (“Schuler”); (xx) Randy Glein, a United States citizen (“Glein”); (xxi) JABE, LLC, a California limited liability company (“JABE”), (xxii) The Draper Foundation, a California corporation, and (xxiii) The Meteor Group, LLC, a California Limited Liability Company.

Relationships

(1) Draper Fisher Jurvetson Fund VIII, L.P. (“Fund VIII”), is a Cayman Island exempted limited partnership.

(2) Draper Fisher Jurvetson Fund VIII Partners, L.P. (“Partners Fund VIII”) is a Cayman Island exempted limited partnership and is an affiliate of Fund VIII and the general partner of Fund VIII.

(3) DFJ Fund VIII, Ltd., a Cayman Island limited liability company (“Fund VIII Ltd.”) and an affiliate of Fund VIII, is the general partner to Partners Fund VIII. The managing directors of Fund VIII Ltd. are Messrs. Draper, Fisher and Jurvetson who exercise shared voting and investment powers over Fund VIII Ltd. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership of the shares held by Fund VIII, Partners Fund VIII and Fund VIII Ltd. except to the extent of their pecuniary interest therein.

(4) Draper Fisher Jurvetson Partners VIII, LLC, a California limited liability company (“Partners VIII”), is a side-by-side fund of Fund VIII. The managing members of Partners VIII are Messrs. Draper, Fisher and Jurvetson. Decisions with respect to Partners VIII securities are made automatically in conjunction with decisions by Fund VIII. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership of the shares held by Partners VIII except to the extent of their pecuniary interest therein.

(5) Draper Associates, L.P. (“Draper Associates, L.P.”). The investing and voting power of the shares held by Draper Associates, L.P. is controlled by its General Partner, Draper Associates, Inc., which is controlled by its President and majority shareholder, Timothy C. Draper. Mr. Draper disclaims beneficial ownership of the shares held by Draper Associates, L.P. except to the extent of his pecuniary interest therein.

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CUSIP NUMBER 10316T104		Page 26 of 40 Pages

(6) Draper Associates, Inc. (“Draper Associates”). Mr. Draper is the President of Draper Associates, which is the general partner of Draper Associates, L.P. Mr. Draper disclaims beneficial ownership of the shares held by Draper Associates except to the extent of his pecuniary interest therein.

(7) Draper Fisher Jurvetson Growth Fund 2006, L.P., is a Cayman Islands exempted limited partnership (“Growth Fund”).

(8) Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P., is a Cayman Island exempted limited partnership (“Growth Fund 2006 Partners”), an affiliate of Growth Fund and is the general partner of Growth Fund.

(9) DFJ Growth Fund 2006, Ltd., is a Cayman Islands limited liability company (“Growth Fund 2006 Ltd.”) and an affiliate of Growth Fund, and is the general partner to Growth Fund 2006 Partners. Messrs. Fisher, Bailey, Schuler and Glein are the managing directors of Growth Fund 2006 Ltd. and exercise shared voting and investment powers over the shares held by Growth Fund 2006 Ltd. Messrs. Bailey, Schuler, Fisher and Glein disclaim beneficial ownership of shares held by Growth Fund, Growth Fund 2006 Partners and Growth Fund 2006 Ltd., except to the extent of their pecuniary interest therein which is held through their respective family trusts.

(10) Draper Fisher Jurvetson Partners Growth Fund 2006, LLC, a California limited liability Company (“Growth Fund LLC”) is a side-by-side fund of Growth Fund. The managing members of Growth Fund LLC are Messrs. Fisher, Bailey, Schuler, Glein, Draper and Jurvetson. Decisions with respect to Growth Fund LLC securities are made automatically in conjunction with decisions by Growth Fund. Messrs. Fisher, Bailey, Schuler, Glein, Draper and Jurvetson disclaim beneficial ownership of the shares held by Growth Fund LLC except to the extent of their pecuniary interest therein which is held through their respective family trusts.

(11) Draper Fisher Jurvetson Fund IX, L.P., is a Cayman Islands exempted limited partnership (“Fund IX”).

(12) Draper Fisher Jurvetson Fund IX Partners, L.P., is a Cayman Islands exempted limited partnership (“Fund IX Partners”) and an affiliate of Fund IX and the general partner of Fund IX.

(13) DFJ Fund IX, Ltd., a Cayman Islands limited liability company (“Fund IX Ltd.”) and an affiliate of Fund IX, is the general partner to Fund IX Partners. Messrs. Draper, Fisher and Jurvetson are the managing directors of Fund IX Ltd. Messrs. Draper, Fisher and Jurvetson exercise shared voting and investment powers over the shares held by Fund IX Ltd. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership of shares held by Fund IX, Fund IX Partners and Fund IX Ltd., except to the extent of their pecuniary interest therein.

(14) Draper Fisher Jurvetson Partners IX, LLC, a California limited liability company (“Fund IX LLC”) is a side-by-side fund of Fund IX. The managing members of Fund IX LLC are Messrs. Draper, Fisher and Jurvetson. Decision with respect to Fund IX LLC securities are made automatically in conjunction with decisions by Fund IX. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership of the shares held by Fund IX LLC except to the extent of their pecuniary interest therein.

13G
CUSIP NUMBER 10316T104		Page 27 of 40 Pages

(15) Timothy Draper, a United States citizen (“Draper”), is a managing director of Fund VIII and Fund IX and a managing member of Partners VIII, Fund IX LLC and Growth Fund LLC.

(16) John H. N. Fisher, a United States citizen (“Fisher”) is a managing director of Fund VIII, Fund IX, Growth Fund and a managing member of Partners VIII and Fund IX LLC and Growth Fund LLC.

(17) Stephen T. Jurvetson, a United States citizen (“Jurvetson”) is a managing director of Fund VIII, Fund IX, and a managing member of Partners VIII, Fund IX LLC and Growth Fund LLC.

(18) Mark W. Bailey, a United States citizen, is a managing director of Growth Fund and a managing member of Growth Fund LLC.

(19) Barry M. Schuler, a United States citizen (“Schuler”) is a managing director of Growth Fund and a managing member of Growth Fund LLC.

(20) Randy Glein, a United States citizen (“Glein”), is a managing director of Growth Fund and a managing member of Growth Fund LLC.

(21) JABE, LLC, is a California limited liability company (“JABE”). Mr. Draper is managing member of JABE and has voting and investment power with respect to the shares held by JABE. Mr. Draper disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(22) The Draper Foundation is a California corporation. Mr. Draper is its President. Mr. Draper has sole voting and investment power over the shares owned by The Draper Foundation. Mr. Draper disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(23) The Meteor Group, LLC, is a California limited liability company. Mr. Schuler is the managing member and has sole investment and voting power of the shares. Mr. Schuler disclaims beneficial ownership except to the extent of his pecuniary interest therein.

Item 2(a)	Name of person filing:

Draper Fisher Jurvetson Fund VIII, L.P.

Draper Fisher Jurvetson Fund VIII Partners, L.P.

DFJ Fund VIII, Ltd.

Draper Fisher Jurvetson Partners VIII, LLC

Draper Associates, L.P.

Draper Associates, Inc.

Draper Fisher Jurvetson Growth Fund 2006, L.P.

Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.

DFJ Growth Fund 2006, Ltd.

Draper Fisher Jurvetson Partners Growth Fund 2006, LLC

Draper Fisher Jurvetson Fund IX, L.P.

Draper Fisher Jurvetson Fund IX Partners, L.P.

DFJ Fund IX, Ltd.

Draper Fisher Jurvetson Partners IX, LLC

Timothy C. Draper

John H. N. Fisher

Stephen T. Jurvetson

Mark W. Bailey

Barry M. Schuler

Randy Glein

JABE, LLC

The Draper Foundation

The Meteor Group, LLC

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CUSIP NUMBER 10316T104		Page 28 of 40 Pages

Item 2(b)	Address of principal business office or, if none, residence:

2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025

Item 2(c)	Citizenship:

Draper Fisher Jurvetson Fund VIII, L.P.	Cayman Islands
Draper Fisher Jurvetson Fund VIII Partners, L.P.	Cayman Islands
DFJ Fund VIII, Ltd.	Cayman Islands
Draper Fisher Jurvetson Partners VIII, LLC	California
Draper Associates, L.P.	California
Draper Associates, Inc.	California
Draper Fisher Jurvetson Growth Fund 2006, L.P.	Cayman Islands
Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.	Cayman Islands
DFJ Growth Fund 2006, Ltd.	Cayman Islands
Draper Fisher Jurvetson Partners Growth Fund 2006, LLC	California
Draper Fisher Jurvetson Fund IX, L.P.	Cayman Islands
Draper Fisher Jurvetson Fund IX Partners, L.P.	Cayman Islands
DFJ Fund IX, Ltd.	Cayman Islands
Draper Fisher Jurvetson Partners IX, LLC	California
Timothy C. Draper	United States
John H. N. Fisher	United States
Stephen T. Jurvetson	United States
Mark W. Bailey	United States
Barry M. Schuler	United States
Randy Glein	United States
JABE, LLC	California
The Draper Foundation	California
The Meteor Group, LLC	California

Item 2(d)	Title of class of securities: Class A Common Stock, $0.0001 par value per share

Each of the reporting persons herein owns Class B common stock which converts on a one-for-one basis at any time at the option of the holder into Class A common stock except as otherwise indicated herein.

Item 2(e)	CUSIP No.: 10316T104

Item 3.	If this statement is filed pursuant to § 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

13G
CUSIP NUMBER 10316T104		Page 29 of 40 Pages

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify type of institution:

Not applicable

Item 4.	Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

The information set forth on all of the cover sheets hereto with respect to each of the Reporting Person on this Schedule 13G is incorporated herein by reference. The percentages set forth on the cover sheets and below are calculated based on 120,980,000 shares of Class A common stock reported outstanding at December 31, 2017 and assumes the conversion of the Class B common stock held by the relevant Reporting Person (and not any other person) into Class A common stock.

Draper Fisher Jurvetson Fund VIII, L.P.

A.	Amount Beneficially owned: 2,980,857

B.	Percent of Class: 2.40%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 2,980,857

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 2,980,857

13G
CUSIP NUMBER 10316T104		Page 30 of 40 Pages

Draper Fisher Jurvetson Fund VIII Partners, L.P.

A.	Amount Beneficially owned: 2,980,857

B.	Percent of Class: 2.40%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 2,980,857

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 2,980,857

DFJ Fund VIII, Ltd.

A.	Amount Beneficially owned: 2,980,857

B.	Percent of Class: 2.40%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 2,980,857

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 2,980,857

Draper Fisher Jurvetson Partners VIII, LLC

A.	Amount Beneficially owned: 66,238

B.	Percent of Class: 0.05%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 66,238

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 66,238

Draper Associates, L.P.

A.	Amount Beneficially owned: 1,170,740

B.	Percent of Class: 0.96%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 1,170,740

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 1,170,740

Draper Associates, Inc.

A.	Amount Beneficially owned: 1,170,740

B.	Percent of Class: 0.96%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 1,170,740

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 1,170,740

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CUSIP NUMBER 10316T104		Page 31 of 40 Pages

Draper Fisher Jurvetson Growth Fund 2006, L.P.

A.	Amount Beneficially owned: 556,218

B.	Percent of Class: 0.46%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 556,218

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 556,218

Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.

A.	Amount Beneficially owned: 556,218

B.	Percent of Class: 0.46%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 556,218

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 556,218

DFJ Growth Fund 2006, Ltd.

A.	Amount Beneficially owned: 556,218

B.	Percent of Class: 0.46%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 556,218

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 556,218

Draper Fisher Jurvetson Partners Growth Fund 2006, LLC

A.	Amount Beneficially owned: 44,968

B.	Percent of Class: 0.04%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 44,968

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 44,968

13G
CUSIP NUMBER 10316T104		Page 32 of 40 Pages

Draper Fisher Jurvetson Fund IX, L.P.

A.	Amount Beneficially owned: 932,112

B.	Percent of Class: 0.76%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 932,112

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 932,112

Draper Fisher Jurvetson Fund IX Partners, L.P.

A.	Amount Beneficially owned: 932,112

B.	Percent of Class: 0.76%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 932,112

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 932,112

DFJ Fund IX, Ltd.

A.	Amount Beneficially owned: 932,112

B.	Percent of Class: 0.76%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 932,112

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 932,112

Draper Fisher Jurvetson Partners IX, LLC

A.	Amount Beneficially owned: 25,256

B.	Percent of Class: 0.02%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 25,256

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 25,256

Timothy C. Draper

A.	Amount Beneficially owned: 5,902,682

B.	Percent of Class: 4.65%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 1,853,251

2.	shared power to vote or to direct the vote: 4,049,431

3.	sole power to dispose or to direct the disposition of: 1,853,251

4.	shared power to dispose or to direct the disposition of: 4,049,431

13G
CUSIP NUMBER 10316T104		Page 33 of 40 Pages

John H. N. Fisher

A.	Amount Beneficially owned: 5,340,532

B.	Percent of Class: 4.23%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 734,883

2.	shared power to vote or to direct the vote: 4,605,649

3.	sole power to dispose or to direct the disposition of: 734,883

4.	shared power to dispose or to direct the disposition of: 4,605,649

Stephen T. Jurvetson

A.	Amount Beneficially owned: 4,745,796

B.	Percent of Class: 3.77%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 696,365

2.	shared power to vote or to direct the vote: 4,049,431

3.	sole power to dispose or to direct the disposition of: 696,365

4.	shared power to dispose or to direct the disposition of: 4,049,431

Mark W. Bailey

A.	Amount Beneficially owned: 606,989

B.	Percent of Class: 0.50%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 5,803

2.	shared power to vote or to direct the vote: 601,186

3.	sole power to dispose or to direct the disposition of: 5,803

4.	shared power to dispose or to direct the disposition of: 601,186

Barry M. Schuler

A.	Amount Beneficially owned: 622,627

B.	Percent of Class: 0.51%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 21,441

2.	shared power to vote or to direct the vote: 601,186

3.	sole power to dispose or to direct the disposition of: 21,441

4.	shared power to dispose or to direct the disposition of: 601,186

Randy Glein

A.	Amount Beneficially owned: 601,370

B.	Percent of Class: 0.49%

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CUSIP NUMBER 10316T104		Page 34 of 40 Pages

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 184

2.	shared power to vote or to direct the vote: 601,186

3.	sole power to dispose or to direct the disposition of: 184

4.	shared power to dispose or to direct the disposition of: 601,186

JABE, LLC

A.	Amount Beneficially owned: 21,778

B.	Percent of Class: 0.02%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 21,778

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 21,778

The Draper Foundation

A.	Amount Beneficially owned: 16,089

B.	Percent of Class: 0.01%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 16,089

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 16,089

The Meteor Group, LLC

A.	Amount Beneficially owned: 3,044

B.	Percent of Class: 0.00%

C.	Number of shares owned to which such person has:

1.	sole power to vote or to direct the vote: 0

2.	shared power to vote or to direct the vote: 3,044

3.	sole power to dispose or to direct the disposition of: 0

4.	shared power to dispose or to direct the disposition of: 3,044

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following  ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

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CUSIP NUMBER 10316T104		Page 35 of 40 Pages

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

Not applicable.

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CUSIP NUMBER 10316T104		Page 36 of 40 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 1, 2018

Draper Fisher Jurvetson Fund VIII, L.P.
By: Draper Fisher Jurvetson Fund VIII Partners, L.P. (general partner)
By: DFJ Fund VIII, Ltd., its general partner

By:	/s/ John H.N. Fisher
Name:	John H.N. Fisher
Title:	Managing Director

Draper Fisher Jurvetson Fund VIII Partners, L.P.
By: DFJ Fund VIII, Ltd., its general partner

By:	/s/ John H.N. Fisher
Name:	John H. N. Fisher
Title:	Managing Director

DFJ Fund VIII, Ltd.

By:	/s/ John H.N. Fisher
Name:	John H. N. Fisher
Title:	Managing Director

Draper Fisher Jurvetson Partners VIII, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

Draper Associates, L.P.
By: Draper Associates, Inc. (General Partner)

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	President

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CUSIP NUMBER 10316T104		Page 37 of 40 Pages

Draper Associates, Inc.

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	President

Draper Fisher Jurvetson Growth Fund 2006, L.P.
By: Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P. (general partner)
By: DFJ Growth Fund 2006, Ltd., its general partner

By:	/s/ John H.N. Fisher
Name:	John H.N. Fisher
Title:	Director

Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.
By: DFJ Growth Fund 2006, Ltd., its general partner

By:	/s/ John H.N. Fisher
Name:	John H.N. Fisher
Title:	Director

DFJ Growth Fund 2006, Ltd.

By:	/s/ John H.N. Fisher
Name:	John H.N. Fisher
Title:	Director

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CUSIP NUMBER 10316T104		Page 38 of 40 Pages

Draper Fisher Jurvetson Partners Growth Fund 2006, LLC

By:	/s/ John H.N. Fisher
Name:	John H.N. Fisher
Title:	Authorized Member

Draper Fisher Jurvetson Fund IX, L.P.
By: Draper Fisher Jurvetson Fund IX Partners, L.P. (general partner)
By: DFJ Fund IX, Ltd., its general partner

By:	/s/ John H.N. Fisher
Name:	John H.N. Fisher
Title:	Managing Director

Draper Fisher Jurvetson Fund IX Partners, L.P.
By: DFJ Fund IX, Ltd., its general partner

By:	/s/ John H.N. Fisher
Name:	John H.N. Fisher
Title:	Managing Director

DFJ Fund IX, Ltd.

By:	/s/ John H.N. Fisher
Name:	John H.N. Fisher
Title:	Managing Director

Draper Fisher Jurvetson Partners IX, LLC

By:	/s/ John H.N. Fisher
Name:	John H.N. Fisher
Title:	Managing Member

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CUSIP NUMBER 10316T104		Page 39 of 40 Pages

/s/ Timothy C. Draper
Timothy C. Draper

/s/ John H.N. Fisher
John H.N. Fisher

/s/ Stephen T. Jurvetson
Stephen T. Jurvetson

/s/ Mark W. Bailey
Mark W. Bailey

/s/ Barry M. Schuler
Barry M. Schuler

/s/ Randy Glein
Randy Glein

JABE, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

The Draper Foundation

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	President

The Meteor Group, LLC

By:	/s/ Barry M. Schuler
Name:	Barry M. Schuler
Title:	Managing Member

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CUSIP NUMBER 10316T104		Page 40 of 40 Pages

Exhibit Index

Exhibit	Description

99.1	Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith